Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made this 6th of November, 2008, by and between Sparton Corporation, an Ohio corporation (“Company”), and Cary Wood (“Executive” or “Wood”). Any reference to the Company shall be deemed to include any subsidiary or parent of the Company.
     In consideration of the mutual promises contained herein, the Company and Executive agree as follows:
     1. Employment. The Company employs the Executive as its Chief Executive Officer, and the Executive accepts such employment, upon the terms and conditions set forth in this Agreement.
     2. Duties. The Executive shall perform and discharge well and faithfully such duties for the Company as may be reasonably assigned to the Executive from time to time by the Board of Directors. As Chief Executive Officer, Executive will be a member of the Board of Directors. The Executive shall devote his full business time, attention and energies to the business of the Company, and shall not during the employment Term (as defined below) engage in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written approval of the Board of Directors.
     3. Term. The term of employment under this Agreement shall commence on November 24, 2008, and shall expire on October 31, 2011 (“Term”). Neither the Company nor the Executive is under any obligation to renew or extend Executive’s employment beyond the Term of this Agreement.
     4. Compensation.
          (a) Salary. The Company shall pay the Executive a salary during the Term at the rate of $400,000 per year, payable on the same payroll schedule as other Executives of the Company, minus normal payroll deductions required by law.
          (b) Benefits. The Company will provide the Executive with fringe benefits no less favorable than those provided to other Executives of the Company during the Term, including but not limited to, nineteen (19) days of paid time off annually (vacation, personal, sick, which may be increased from time to time), health, disability, and life insurance, and 401(k) Savings Plan. During the term, Executive will receive a car allowance of $12,000 annually, payable periodically on the Company’s customary payroll schedule, to cover the purchase/lease, fuel, and maintenance costs of an automobile. Executive will be provided with a membership at the Jackson Country Club, including all initiation fees, assessments and membership dues, payable directly by the Company, or as reimbursed to Executive pursuant to Paragraph 4(c) below.
          (c) Reimbursement of Expenses. During the Term, the Executive shall be reimbursed for all travel, meals, entertainment, and other out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the performance of his duties and the business of the Company, pursuant to the normal standards and guidelines followed from time to time by the Company; provided that an expense reimbursement shall under no circumstances occur later than 90 days after the date on which an expense is incurred.
          (d) 2009 Performance Bonus. The Compensation Committee, with input from the Executive, shall establish written objective and subjective criteria for a performance bonus for the fiscal year ending on June 30, 2009. Subject to Paragraph 10 below, Executive will be eligible for a target bonus of up to $226,666.00 with fifty (50%) percent of the target, or $113,333, guaranteed. The bonus will be paid as soon as the financial books for the fiscal year are closed and a determination regarding performance has been determined by the Compensation Committee, but no later than September 15, 2009.
          (e) 2010 Performance Bonus. The Compensation Committee, with input from the Executive, shall establish written objective and subjective criteria for a performance bonus for the fiscal year ending June 30, 2010. Subject to Paragraph 10 below, Executive will be eligible for a target bonus up to $340,000 with fifty (50%) percent, or $170,000, guaranteed. The bonus will be paid as soon as the financial books for the year are closed and a determination regarding performance can be made by the Compensation Committee, but no later than September 15, 2010.
          (f) 2011 and 2012 Performance Bonuses. The Compensation Committee, with input from the Executive, shall establish written objective and subjective criteria for a performance bonus for the fiscal years ending in June, 2011, and June, 2012. Subject to Paragraph 10 below, Executive will be eligible for a target bonus up to $340,000 for each year. The bonus will be paid as soon as the financial books for each fiscal year are closed and a determination regarding performance can be made by the Compensation Committee, but no later than September 15, 2011, and September 15, 2012, respectively.
          (g) Signing Bonus. Executive shall receive a lump sum payment of fifty thousand dollars ($50,000), less applicable tax withholdings, within thirty (30) days after the Agreement is executed. Should Executive be terminated for Cause, or resign without Good Reason, prior to November 24, 2009, Executive shall repay to the Company this signing bonus.
          (h) Attorneys’ fees. The Company will pay Executive’s reasonable and documented attorneys’ fees (subject to attorney-client privilege) incurred in connection with the preparation, negotiation, review of the term sheet on which this Agreement is based, and the execution of this Agreement. Such fees shall not exceed Ten Thousand Dollars ($10,000), and shall be paid by the Company within sixty (60) days of the execution of this Agreement.
     6. Initial Equity Grant. In accordance with the terms of the Sparton Corporation 1999 Stock Incentive Plan (“SIP”), Article 8, Executive will be awarded 120,000 shares of Restricted Stock. Subject to the terms and conditions set forth in Paragraph 10 below, 46,666 shares shall vest and all restrictions shall lapse with respect to those shares on June 30, 2009, 46,666 shares shall vest and all restrictions shall lapse with respect to those shares on June 30, 2010, and the remaining 26,668 shares shall vest and all restrictions shall lapse with respect to those shares on June 30, 2011. Notwithstanding any provision of the 1999 SIP to the contrary, Executive shall have all of the rights of a holder of shares of Company stock, including the right to receive dividends, and the Company (or any committee of the Company) shall not exercise its discretion to permit or require the payment of dividends to be deferred. The parties agree, notwithstanding any provision of the 1999 SIP to the contrary, that this Agreement shall constitute the Award Agreement (as that term is defined in the 1999 SIP) with respect to the shares of Restricted Stock granted under this paragraph 6.
     7. Long Term Incentive Grants. Long Term Incentives will be awarded to Executive in accordance with the Sparton Corporation Senior Executive Long Term Incentive Plan (“Plan”) which is in the process of being developed and approved by the Board.
     8. Relocation Expenses. Because it is required that Executive relocate to the Jackson-Ann Arbor area in order to carry out his duties, the Company will reimburse Executive for the reasonable and documented expenses of moving his personal property from Southeastern Michigan to the Jackson-Ann Arbor area in accordance with the provisions of Attachment A to this Agreement, which is attached hereto and incorporated herein by reference; provided, that such reimbursement will occur no later than November 30, 2009.
     9. Disability; Death.
          (a) In the event Executive shall be unable to perform his duties under this Agreement by virtue of illness or physical or mental capacity or disability in substantially the manner and to the extent required under this Agreement prior to the commencement of such disability, and the Executive shall fail to perform such duties for periods aggregating 120 days, whether or not continuous, in any continuous period of 180 days, the Company shall have the right to terminate the Executive’s employment under this Agreement at the end of any calendar month during the continuance of such disability upon at least 30 days’ prior written notice to Executive (“Date of Termination”). In the event of the Executive’s death, the Date of Termination shall be the date of such death.
          (b) In the event the Executive’s employment is terminated pursuant to this section, the Executive, or in the case of his death, the Executive’s estate, shall be entitled to receive when otherwise payable, but no later than sixty (60) days after the Date of Termination, subject to any offsets (i) all salary compensation earned but unpaid as of the Date of Termination, and (ii) any unpaid reimbursable expenses outstanding, and any unused accrued vacation, as of such date. Any benefits to which the Executive or his beneficiaries may be entitled under the plans and programs described above as of his date of termination shall be determined in accordance with the terms of such plans and programs. Except as stated in this paragraph, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature.
     10. Termination.
          (a) With Cause. The Company, by direction of the Board of Directors of the Company, shall be entitled to terminate the Term and to discharge the Executive at any time for Cause upon written notice. The term “Cause” shall be limited to the following grounds:
               (i) The Executive’s failure or refusal to materially perform his duties and responsibilities, or the failure of the Executive to devote substantially all of his business time and attention exclusively to the business and affairs of the Company in accordance with the terms of this Agreement;

               (ii) The willful misappropriation of the funds or property of the Company;
               (iii) Use of alcohol, to the extent that such use interferes with the performance of the Executive’s obligations under this Agreement, continuing after written warning, or use of illegal drugs, with or without previous warning;
               (iv) Conviction of, or pleas of guilty or “no contest”, to a felony or of any crime involving moral turpitude, dishonesty, theft, unethical or unlawful conduct;
               (v) A material breach by the Executive of this or any other agreement between the Executive and the Company;
               (vi) A material failure by the Executive to comply with the Company’s written policies or rules; or
               (vii) The commission by the Executive of any willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of the Company or which may tend to bring the Executive or the Company into disrepute, or the commission of any act which is a breach of the Executive’s fiduciary duties to the Company.
     For any termination pursuant to subparagraphs (i), (v), or (vi), the Company shall first give written notice of the breach to the Executive, with an opportunity to cure any breach.
     Upon termination for Cause, or by the Executive without Good Reason, the Company shall pay the Executive, when otherwise payable (but no later than sixty (60) days after the date of termination) his salary compensation, his unused accrued vacation, and any unpaid reimbursable expenses as of the date of termination. All rights to any unvested Restricted Stock, Stock Options, or incentive grants or bonuses of any kind, shall be forfeited. Any benefits to which the Executive or his beneficiaries may be entitled to under the plans and programs described above as of the date of his termination shall be determined in accordance with the terms of such plans and programs. The Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amount of whatever nature.
          (b) Without Cause. At any time during the term of this Agreement, the Company shall be entitled to terminate the Term and discharge the Executive Without Cause, upon delivery of written notice to the Executive. Upon termination Without Cause, the Company shall pay the Executive, subject to offset, salary continuation for Eighteen (18) months, as well as one and one-half (1 1/2) times the maximum target bonus for the then current fiscal year bonus (such bonus to be paid at the end of the fiscal year as set forth in Paragraphs 4(d), (e) and (f) above) as if Executive had not been terminated, and the Company will pay the COBRA premiums for health insurance continuation for up to twelve (12) months, or until Executive secures alternative coverage. In all other respects, Executive shall receive the same compensation and benefits as set forth above in paragraph 10(a) for termination for Cause. This Paragraph 10(b) is intended to satisfy the requirements of the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), for separation pay plans under Treasury Regulation Section 1.409A-1(b)(9). To the extent the aggregate payments due hereunder exceed two (2) times the lesser of (i) the Executive’s compensation for the Executive’s taxable year preceding the taxable year of his termination of employment, or (ii) the

Code Section 401(a)(17) limit for the taxable year of the Executive’s termination of employment ($230,000 for 2008 and $245,000 for 2009), such excess payments shall be subject to the provisions of Paragraph 22 below. For purposes of the preceding sentence, the calculation of ‘aggregate payments’ shall exclude any bonus payment due under a bonus arrangement that satisfies the requirements of the exemption from the application of Code Section 409A for short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4). The Executive shall be entitled to the salary payments set forth in this paragraph only so long as he is in compliance with the Protective Covenants set forth below in Paragraphs 11, 12, and 13, and only after Executive has executed an appropriate legal release of all claims against the Company, except those claims brought to enforce the provisions of this Agreement.
          (c) Executive Termination—For Good Reason. The Executive shall be entitled to terminate this Agreement for Good Reason. Good Reason is defined as the occurrence of any of the following: (1) a material change by the Company in the Executive’s authority, duties or responsibilities which would cause the Executive’s position with the Company to become of materially less responsibility and importance; including but not limited to the removal of Executive from his position as CEO, or his removal from the Board, or, (2) the Company otherwise materially breaches this Agreement, provided that (a) the Executive shall provide written notice to the Company of the Good Reason no more than ninety (90) days after the initial existence of the Good Reason, and (b) the Company is afforded thirty (30) days to remedy the material change or breach, and (c) the Executive terminates within 150 days following the initial existence of any Good Reason. In those circumstances where the Executive terminates this Agreement for a Good Reason, Executive shall be entitled to the compensation set forth in paragraph 10(b)(Termination Without Cause), so long as he is in compliance with the Protective Covenants set forth below in paragraphs 11, 12, and 13, and only after he has executed an appropriate legal release of all claims against the Company.
     11. Confidentiality. The Executive agrees to at all times (during the Term and thereafter without limitation) hold in confidence and keep secret and inviolate all of the confidential information of the Company and its Subsidiaries, including, without limitation, all unpublished matters relating to the business, property, accounts, books, records, customers and contracts of the Company which he may or hereafter come to know; provided, however, the Executive may (i) disclose any such information which has otherwise entered the public domain (other than through a breach of this Agreement) or which he is required to disclose to any governmental authority by law or subpoena or judicial process, and (ii) disclose so much of such information to personal tax or financial advisors as may be required to enable such advisors to render appropriate advice to the Executive.
     12. Non-Competition and Non-Solicitation.
          (a) Executive hereby acknowledges that he is, or will become, familiar with the Company’s trade secrets and other confidential information. Therefore, Executive agrees that while employed and thereafter for twelve months he shall not, directly or indirectly, either for himself or for any other Person own any interest in, manage, control, consult with, render services for or participate in (whether as an officer, director, employee, partner, agent, representative or otherwise) or in any other manner engage anywhere in a Province of Canada, or State of the United States where the Company transacts business now, or at any time of the Term (the “Restricted Territories”) in any business engaged in Electronic Manufacturing Services (the “Restricted Business”); provided that nothing herein shall prohibit passive ownership of not more than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market so long as Executive does not have any active participation in the business of the corporation. Executive agrees that the Company’s business has been conducted or is presently proposed to be conducted throughout the Restricted Territories (including as the same relates to the development, marketing, licensing and sale of its products and services) and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s business.
          (b) Executive shall not directly, or indirectly through another person or entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire any person who was an employee of the Company at any time during the six month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Paragraph that any such hiring within such six month period is in violation of clause (i) above), or (iii) for twelve months after termination of Executive’s employment with the Company, call on, solicit, or service any customer, supplier, licensee, licensor or other business relation of the Company (“Person”) in order to induce or attempt to induce such Person to cease doing business with the Company, or in any way interfere with the relationship between any such Person, customer, supplier, licensee, or business relation and the Company (including making any negative statements or communications about the Company or any of its Subsidiaries).
     13. Enforcement.
          (a) If, at the time of enforcement of the covenants contained in paragraph 11 and/or 12 above (“Protective Covenants”), a court shall hold that the duration, scope or area restrictions stated are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the Protective Covenants to cover the maximum duration, scope and area permitted by law. Executive has consulted with legal counsel regarding the Protective Covenants and based on such consultation has determined and agrees that the Protective Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s businesses and agrees not to challenge the validity or enforceability of the Protective Covenants.
          (b) If Executive breaches, or threatens to commit a breach of any of the Protective Covenants, the Company and its Subsidiaries shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company or its Subsidiaries at law or in equity:
               (i) the right and remedy to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agree that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and its Subsidiaries and that money damages would not provide an adequate remedy to the Company or its Subsidiaries; and

               (ii) the right and remedy to require Executive to account for and pay over to the Company or its Subsidiaries any profits, monies or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Protective Covenants.
     14. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Executive and the Company at the addresses indicated below or to such other address or to the attention of such other persons as the recipient party has specified by prior written notice to the sending party.
Notice to Executive
Thomas Cattel, Esq.
33 Bloomfield Hills Parkway, Ste. 120
Bloomfield Hills, MI 48304
Notice to Company
Chairman of the Board
Sparton Corporation
2400 East Ganson St.
Jackson, MI 49202
     15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid or illegal provision had never been contained herein.
     16. Complete Agreement. This Agreement contains the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter herein in any way.
     17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
     18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, the Executive and each of their respective heirs,

successors and assigns, except that Executive shall not assign Executive’s rights or delegate Executive’s obligations without the prior written consent of the Company.
     20. Choice of Law. All issues concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.
     21. Amendments and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
     22. Code Section 409A. To the extent a payment hereunder is, or shall become, subject to the application of Code Section 409A, the following shall apply:
          (a) Delay of Payment. The Company may delay payment hereunder only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Company reasonably anticipates will be subject to the application of Code Section 162(m), or will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such a violation.
          (b) Acceleration of Payment. The time or schedule of payment hereunder may be accelerated only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Executive to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)) or payment of the amount required to be included in income for the Executive as a result of failure of this Agreement at any time to meet the requirements of Code Section 409A with respect to the Executive.
          (c) Specified Employee. If, as of the date of the Executive’s termination of employment, (1) any stock of the Company is publicly traded on an established securities market or otherwise; and (2) a payment is payable under this Agreement due to a termination of employment which is considered to be a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a separation from service); and (3) the Executive is determined to be a “specified employee” (as determined under Treasury Regulation Section 1.409A-1(i)), then the payment shall be delayed until a date that is six (6) months after the date of the Executive’s termination of employment to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however, that the payments to which the Executive would have been entitled during such 6-month period, but for this subparagraph, shall be accumulated and paid to the Executive on the first (1st) day of the seventh (7th) month following the Executive’s termination of employment.

          (d) Code Section 409A Compliance. This Agreement is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until this Agreement is appropriately amended to comply with such requirements.
     23. Excise Tax Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive directly or indirectly by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Such Gross-Up Payment shall be made no later than the end of the calendar year following the calendar year during which the Excise Tax is incurred.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Sparton Corporation	Executive

By: \s\ James D. Fast James D. Fast, Chairman of the	\s\ Cary B. Wood Cary B. Wood
CEO Search Committee, pursuant
to Board Authorization.